UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 1, 2009______

Newcastle Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other events.

As previously disclosed in our Quarterly Report on Form 10-Q for the period ending September 30, 2009, as of November 4, 2009, CDO VII failed to meet certain over collateralization tests under the documentation governing CDO VII and it continues to do so.  The consequence of such failure is that  Newcastle Investment Corp. (the “Company”) does not receive cash flows from CDO VII (other than the senior management fees).

Since the filing of the Form 10-Q, CDO VII failed two additional over collateralization tests. The consequences of failing these tests are that an event of default has occurred and the Company may be removed as the collateral manager under the documentation governing CDO VII. So long as the event of default continues, the Company will not be permitted to purchase or sell any collateral in CDO VII.  If the Company is removed as the collateral manager of CDO VII, it would no longer receive the senior management fees from such CDO.  As of the date of this Current Report on Form 8-K, the Company has not been removed as collateral manager. We estimate that if the Company is removed as the collateral manager of CDO VII, the loss of senior management fees would be approximately $46,000 per month. Therefore, we do not expect the failure of these additional tests to have a material negative impact on our cash flows, business, results of operations or financial condition.

The Company is furnishing this Current Report voluntarily under Item 8.01 of Form 8-K and makes no admission or statement as to the materiality of any information contained in this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

/s/ BRIAN C. SIGMAN
Brian C. Sigman Chief Financial Officer

Date: December 1, 2009